EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated April 2, 2007, relating to our audit of the consolidated financial statements of CECO Environmental Corp. as of and for the years ended December 31, 2006 and December 31, 2005 included in the Annual Report on Form 10-K of CECO Environmental Corp. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Battelle & Battelle LLP

Dayton, Ohio

April 26, 2007